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                                                                  Exhibit (d)(4)

                                  July 30, 2001



International Bancshares Corporation
1200 San Bernardo Ave.
Laredo, Texas  78040

                  Re:  Shareholder Agreement

Dear Sirs:

                  The undersigned (the "Shareholder") understands that, concurrently with the execution of this letter agreement (the "Shareholder Agreement"), International Bancshares Corporation, a Texas corporation ("IBC"), NBC Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of IBC ("Acquisition Sub"), and National Bancshares Corporation of Texas, a Texas corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated the date hereof, as the same may be amended from time to time (the "Merger Agreement"), providing for, among other things, the offer by Acquisition Sub to purchase the shares of common stock of the Company (the "Offer") and the subsequent merger of Acquisition Sub with and into the Company on the terms and conditions set forth therein (the "Merger").

                  The Shareholder is a shareholder of the Company and is entering into this Shareholder Agreement to induce you to enter into the Merger Agreement and to consummate the transactions contemplated thereby. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

                  The Shareholder confirms its agreement with you and Acquisition Sub as follows:

                  1. The Shareholder represents and warrants that the number of Shares set forth opposite the Shareholder's name on Schedule I annexed hereto is as of the date hereof the total number of Shares of which the Shareholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended) are the lawful record or beneficial owner. Except as set forth in Schedule I, neither the Shareholder nor any of its affiliates, owns or holds any rights to acquire any additional shares of the capital stock of the Company (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional Shares. The Shareholder, together with other persons who are signatories to this Shareholder Agreement, has sole voting power and sole power to issue instructions with respect to the matters set forth in paragraph 4 herein, sole power of disposition, sole power to demand appraisal rights and sole power to engage in the actions set forth in paragraph 4 herein, in each case with respect to the Shares set forth on Schedule I hereto beside the name of the Shareholder.



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International Bancshares Corporation
July 30, 2001
Page 2

                  2. The Shareholder agrees that it will not, will not permit any company, trust or other person or entity controlled by the Shareholder to, and will not permit any person controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any Shares or any interest therein or securities convertible therein to or any voting rights with respect thereto, other than pursuant to the terms of the Merger Agreement until such time as the Merger Agreement is terminated, except (i) as permitted pursuant to the Merger Agreement, (ii) as required by law, (iii) consistent with the Shareholder's fiduciary duty, if any, or (iv) in connection with a Superior Proposal (as defined in the Merger Agreement), and the Shareholder agrees that it shall not take any action which materially diminishes the benefits of this Shareholder Agreement to IBC or Acquisition Sub.

                  3. Except (i) as permitted pursuant to the Merger Agreement,
(ii) as required by law, (iii) consistent with the Shareholder's fiduciary duty, if any, or (iv) in connection with a Superior Proposal (as defined in the Merger Agreement, the Shareholder agrees that it will not, and will not permit any company, trust or other entity or person controlled by the Shareholder to, and will not authorize any of its affiliates to, directly or indirectly (including through its officers, directors, employees or other representatives) to solicit, initiate, knowingly encourage or otherwise facilitate, or furnish or disclose non-public information in furtherance of, an Acquisition Proposal (as defined in the Merger Agreement) or negotiate or otherwise engage in discussions with any person (other than IBC and its affiliates, or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or agree to or otherwise assist in the effectuation of any Acquisition Proposal; provided, however, that nothing herein shall restrict the Shareholder from taking any action in his capacity, if any, as a director or officer of the Company to the extent a director or officer would be permitted to take such action under the Merger Agreement.

                  4. Except (i) as permitted pursuant to the Merger Agreement,
(ii) as required by law, (iii) consistent with the Shareholder's fiduciary duty, if any, or (iv) in connection with a Superior Proposal (as defined in the Merger Agreement, the Shareholder agrees that all of the Shares beneficially owned by the Shareholder, or over which the Shareholder has voting power or control, directly or indirectly (including any Shares beneficial ownership of which is acquired by the Shareholder after the date hereof), (a) to the extent so beneficially owned or controlled prior to the expiration of the Offer (including any extension(s) thereof), shall be validly tendered pursuant thereto by the fifth Business Day following commencement of the Offer (or, to the extent such beneficial ownership or control is acquired subsequent to such fifth Business Day, within three Business Days after such acquisition) and not withdrawn, and
(b) to the

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International Bancshares Corporation
July 30, 2001
Page 3

extent so beneficially owned or controlled at the record date for any meeting of the Company's shareholders, however called, or in connection with any written consent of the shareholders of the Company, shall be voted (or caused to be voted) (i) in favor of the approval of Merger Agreement and each of the transactions and other actions contemplated by the Merger Agreement, and any actions required in furtherance thereof; (ii) against any action or agreement that may be reasonably expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by IBC, against the following actions (other than the Merger and the transactions with you or your affiliates contemplated by the Merger Agreement):
(1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any party other than IBC or any subsidiary of IBC (including Acquisition Sub);
(2) any sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (3) (a) any change in the majority of the Board of Directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's articles of incorporation or bylaws or similar organizational documents; (c) any other material change in the Company's corporate structure or business; or (d) any other action, in each case, the consummation of which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement. The Shareholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence. The Shareholder agrees and acknowledges that it consents to the transactions contemplated by the Merger Agreement, this Shareholder Agreement and the other Shareholder Agreements by and among IBC, Acquisition Sub and certain other shareholders of the Company for purposes of any applicable anti-takeover statute or regulation, including, without limitation, under the Texas Business Corporation Act.

                  5. Nothing contained in this Shareholder Agreement shall be deemed to vest in IBC or Acquisition Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and neither IBC nor Acquisition Sub shall have any authority to manage, direct, superintend, restrict, regulate govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of the Shares, except as otherwise provided herein, or in the performance of the Shareholder's duties or responsibilities as a shareholder of the Company.

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International Bancshares Corporation
July 30, 2001
Page 4

                  6. The Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Shareholder Agreement. The execution, delivery and performance of this Shareholder Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any trust agreement, voting agreement, shareholders agreement or voting trust. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder and is enforceable against the Shareholder in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). There is no beneficiary or holder of any interest of the Shareholder or any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Shareholder Agreement or the consummation of the transactions contemplated hereby. If the Shareholder is married and the Shareholder's Shares constitute community property, this letter agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder's spouse, enforceable against such spouse in accordance with its terms.

                  7. Except as described on Schedule I, the Shareholder's Shares (as listed on Schedule I) and the certificates representing such Shares are now and at all times during the term hereof will be held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all liens, claims, security interests, rights of first refusal or offer, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                  8. The Shareholder agrees that damages are an inadequate remedy for the breach by the Shareholder of any term or condition of this Shareholder Agreement and that IBC and Acquisition Sub shall each be entitled, without limitation of other available rights or remedies, to specific performance, a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the Shareholder's agreements herein.

                  9. This Shareholder Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

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                  10. This Shareholder Agreement shall be governed by and
construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  11. Whenever possible, each provision or portion of any provision of this Shareholder Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Shareholder Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Shareholder Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the United States of America located in the State of Texas for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the Shareholder at the Shareholder's address set forth on Schedule I or to IBC or Acquisition Sub at the address set forth above, Attention: Dennis E. Nixon, President, shall be effective service of process for any action, suit or proceeding brought against such party in such court (and such address shall be also used for notices under this Shareholder Agreement). Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Shareholder Agreement or the transactions contemplated hereby, in the courts of the United States of America located in Bexar County, Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  12. This Shareholder Agreement shall terminate at the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that no termination of this Shareholder Agreement shall affect any rights or remedies of IBC or Acquisition Sub with respect to any breach of this Shareholder Agreement on the part of the Shareholder occurring prior to the termination hereof. Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof, whereupon this will become a legal and binding obligation.

                                          Very truly yours,

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International Bancshares Corporation
July 30, 2001
Page 6

                                                     /s/ MARVIN E. MELSON
                                                     ------------------------
                                                     Marvin E. Melson



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International Bancshares Corporation
July 30, 2001
Page 7


Confirmed as of the date
first above written.

INTERNATIONAL BANCSHARES CORPORATION


By:  /s/ DENNIS E. NIXON
   ---------------------------------
      Dennis E. Nixon, President


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                                                                      SCHEDULE I



           NAME AND ADDRESS
            OF SHAREHOLDER              NUMBER OF SHARES                 NUMBER OF VESTED OPTIONS

Tamir Hacker                                      305,400                      0
c/o National Bancshares Corporation
12400 Highway 281 North
San Antonio, Texas 78216

Marvin E. Melson                                  136,631                   10,400
c/o National Bancshares Corporation
12400 Highway 281 North
San Antonio, Texas 78216

John W. Lettunich                                  61,836                   12,400
c/o National Bancshares Corporation
12400 Highway 281 North
San Antonio, Texas 78216

Charles T. Meeks                                    5,000                   40,600
c/o National Bancshares Corporation
12400 Highway 281 North
San Antonio, Texas 78216
